Exhibit 99.1

IFT TO SUBMIT COMPLIANCE PLAN TO AMEX

DEERFIELD BEACH, FL, MAY 4, 2005 -- IFT Corporation (the “Company” or “IFT”) (AMEX: IFT), announced today that it received notice from the American Stock Exchange (Exchange) that after review of the Company’s Form 10-K for the fiscal year ended December 31, 2004, the Company does not meet certain of the Exchange’s continued listing standards. The notice requires IFT to submit a plan by May 31, 2005, advising the Exchange of the action it has taken, or will take, to bring the Company into compliance with the continued listing standards identified below within a maximum of 18 months.

Michael T. Adams, CEO of IFT, stated “It’s unfortunate that the American Stock Exchange was required to provide us with this notification, especially since it is aware that we make every effort as a matter of ordinary course to meet its requirements. Although I believe that this noncompliance matter will not remain outstanding for long, the Exchange has been generous in its notification by allowing us up to 18 months to regain compliance,” continued Mr. Adams. “We have made our basic moving forward strategies known to the Exchange by virtue of the actions we have taken after December 31, 2004 to date, such as the cancellation of $6 Million indebtedness by the Chairman of the Board, retention of a proven sales and marketing team, and acquisition of LaPolla Industries, Inc., all of which have been disclosed in our periodic reports filed with the Securities and Exchange Commission as required by law. We value our relationship with the Exchange and expect to maintain it for the benefit of our shareholders. We will submit a plan as required by the notification by May 31, 2005 for the Exchange’s consideration,” concluded Mr. Adams.

Specifically, the notice provides that the Company is not in compliance with Section 1003(a)(i) of the Exchange’s Company Guide because its shareholders’ equity is less than $2 Million and it has losses from continuing operations and/or net losses in two out of its three most recent fiscal years; and Section 1003(a)(ii) of the Company Guide because its shareholders’ equity is less than $4 Million and it has losses from continuing operations and/or net losses in three out of its four most recent fiscal years. If the compliance plan is accepted by the Exchange, the Company has been advised that it may be able to continue its listing during the plan period of up to 18 months, during which time it will be subject to periodic review to determine whether it is making progress consistent with its plan. If the Company is not in compliance with the continued listing standards at the conclusion of the 18 month plan period, or does not make progress consistent with the plan during the plan period, the Exchange staff will initiate delisting proceedings as appropriate. If the Exchange initiates delisting procedures, depending on the circumstances, we may decide to appeal the ruling. Depending on the outcome of the appeal or otherwise, the Company will pursue having its common stock quoted on the OTC Bulletin Board (OTCBB).

About IFT Corporation

IFT Corporation is a publicly traded holding company focused on acquiring and developing companies that operate in the coatings, paints, foams, sealants, and adhesives markets.

About LaPolla Industries, Inc.

LaPolla Industries, Inc. markets, sells, manufactures and distributes acrylic roof coatings, roof paints, sealers, roofing adhesives, and polyurethane foam and wall systems to the home improvement retail and commercial/industrial construction industries.

Forward-looking Statements

This press release contains forward-looking statements, as defined by the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those anticipated as a result of various risks and uncertainties, including, but not limited to, the following: the ability of the Company to continue as a going concern; the ability of the Company to maintain sufficient financing to fund its operations, the outcome and timing of the Company's efforts to restructure its business; the ability of the Company to obtain and maintain normal terms with its vendors and dealers; the potential adverse impact of the discontinuance of a business segment on the Company's continuing operations; the ability of the Company to fund and execute its strategic business plan; the ability of the Company to attract, motivate and/or retain key executives and employees; the ability of the Company to attract and retain customers; risks and uncertainties relating to market acceptance of the Company's products; competition; the effectiveness of the Company's sales teams; as well as those risks and uncertainties discussed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date hereof. The Company undertakes no obligation to publish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as required by law.

Press Contact:	Company Contact:
Andrew J. Kaplan	Michael T. Adams, CEO
Barry Kaplan Associates	(954) 428-7011 (t)
(732) 747-0702 (t)	(954) 428-4221 (f)
(732) 758-1837 (f)	http://www.ift-corp.com
smallkap@aol.com